EXHIBIT 99.1

Vital Therapies Announces Second Quarter 2014 Financial Results and Provides Update on Operations and Upcoming Conference Presentations

SAN DIEGO, Aug. 6, 2014 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq:VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting the treatment of acute liver failure, today announced financial results for the second quarter ended June 30, 2014, and provided an update on recent operations.

"In the second quarter, we completed our initial public offering and continued enrollment in our lead Phase 3 clinical trial in alcohol-induced liver decompensation, which is on track to deliver preliminary data in the first half of 2015," said Terry Winters, Ph.D., Chief Executive Officer and Co-Chairman of Vital Therapies. "We have also enrolled the first subject in VTI-212, our Phase 2/3 clinical program in fulminant hepatic failure and surgery-induced acute liver failure, in the second quarter, and expect to enroll our first subject in VTI-210 in severe acute alcoholic hepatitis later this year."

Recent Operational Highlights

  Enrolled 138 subjects as of August 5, 2014, in VTI-208, a phase 3 randomized, controlled trial, evaluating the ELAD® System, the Company's experimental bio-artificial liver, in 200 subjects with alcohol-induced liver decompensation. There are 49 clinical sites in the United States, Europe and Australia currently open for enrollment.

  Opened 5 sites for enrollment as of August 5, 2014, in VTI-210, a Phase 3 randomized, controlled clinical trial in at least 150 subjects with severe acute alcoholic hepatitis.

  Enrolled the first subject in VTI-212, a Phase 2 single-arm clinical trial in 40 subjects with fulminant hepatic failure, or FHF, and surgery-induced acute liver failure, or SILF.

  Received detailed guidance from the Scientific Advice Working Party (SAWP) of the European Medicines Agency (EMA) on the production and testing section of a future European Marketing Authorization Application (MAA) and on aspects of the Phase 3 VTI-210 protocol design.

The Company continues to expect the release of preliminary data from VTI-210 in 2016 and from VTI-212 in 2015 or 2016.

Upcoming Investor Conferences

The Company will be presenting at the following upcoming investor conferences:

  Wedbush PacGrow Life Sciences 2014 Life Sciences Management Access Conference at 1:55PM ET, on Tuesday, August 12, 2014 in New York.

  34th Annual Canaccord Genuity Growth Conference at 9:00 AM ET, on Wednesday, August 13, 2014 in Boston.

A live webcast of the Company's presentation at the August 13 conference will be available on the Investors page of the Company's website at: http://ir.vitaltherapies.com/.

The webcast will be archived for approximately two weeks following the live presentation.

Second Quarter 2014 Financial Results

Cash Position

Cash and cash equivalents at June 30, 2014, totaled $90.8 million compared to $38.2 million at December 31, 2013. In April 2014, the Company completed its initial public offering, or IPO, of 4,500,000 shares of common stock at an offering price of $12.00 per share. The Company received net proceeds of approximately $44.4 million, after deducting underwriting discounts, commissions and offering-related transaction costs. In May 2014, the underwriters exercised their option to purchase an additional 675,000 shares of common stock at $12.00 per share in full. As a result, the Company received an additional $7.5 million in net proceeds after underwriters' discounts and commissions, for total net proceeds of $51.9 million from the IPO.

Based on its current business plan, the Company believes its existing cash and cash equivalents as of June 30, 2014, along with the net proceeds from our IPO will be sufficient to fund our operations into the second quarter of 2016.

Results of Operations

Three Months Ended June 30, 2014

The Company reported a net loss for the quarter ended June 30, 2014 of $10.2 million and, after the accretion to redemption value and deemed dividends on our preferred stock, a net loss attributable to our common stockholders of $16.3 million. This compares to a net loss of $6.1 million and a net loss attributable to common stockholders of $7.3 million for the quarter ended June 30, 2013. This resulted in a net loss per share attributable to common stockholders of $0.91 per share for the three months ended June 30, 2014, as compared to $14.33 per share for the corresponding period in 2013, on both a basic and fully diluted basis. These per share figures are based on weighted-average common shares outstanding of 17,888,171 shares and 507,055 shares, respectively, with the large increase in common shares outstanding resulting from the IPO and the conversion of preferred stock to common stock in conjunction with the IPO.

Total operating expenses for the three months ended June 30, 2014 were $11.6 million as compared to $7.1 million for the comparable period of 2013. Research and development expenses increased to $9.1 million during the three months ended June 30, 2014 as compared to $4.5 million in the three months ended June 30, 2013. This was primarily associated with an increase in Phase 3 clinical trial activities. General and administrative expenses were flat at $2.5 million for the three months ended June 30, 2014 and 2013. Increases in personnel and public company costs were offset by decreases to recruiting and consulting fees in the 2014 period as compared to the same period in 2013.

The net loss for the three months ended June 30, 2014, and 2013 is also net of other income of $1.5 million and $0.9 million, respectively, reflecting the revaluation of future purchase rights liabilities. These future purchase rights terminated in conjunction with the IPO.

Six Months Ended June 30, 2014

The Company reported a net loss for the six months ended June 30, 2014 of $20.9 million and, after the accretion to redemption value and deemed dividends on preferred stock, a net loss attributable to common stockholders of $30.1 million. This compares to a net loss of $15.5 million, and a net loss attributable to common stockholders of $17.6 million, for the six months ended June 30, 2013. This resulted in a net loss per share attributable to common stockholders of $3.24 per share for the six months ended June 30, 2014, as compared to $36.12 per share for the corresponding period in 2013, on both a basic and fully diluted basis. These per share figures are based on weighted-average common shares outstanding of 9,273,672 shares and 487,221 shares, respectively.

Total operating expenses for the first six months of 2014 were $23.5 million as compared to $12.0 million for the comparable period of 2013. Research and development expenses were $18.3 million for the first six months of 2014, as compared to $8.0 million for the same period of 2013. The $10.4 million increase in R&D costs is primarily related to increased activity in the VTI-208 Phase 3 clinical trial and to the initiation of the VTI-210 and VTI-212 clinical trials. General and administrative expenses were $5.2 million for the first six months of 2014 as compared to $4.0 million for the comparable period of 2013, principally as costs for salaries, stock-based compensation, insurance and professional services increased in 2014.

The net loss for the six months ended June 30, 2014 and 2013 also reflects $2.6 million in other income and $3.5 million in other expense, respectively, for the revaluation of future purchase rights liabilities.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting treatment of acute liver failure. The Company's lead product-candidate, the ELAD System, is an extracorporeal bio-artificial liver therapy currently in Phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning our future financial performance, our ability to undertake certain development activities such as clinical trial enrollment, the conduct of our clinical trials and the timing of data release and the accomplishment of certain development goals. Forward-looking statements are based on management's current, preliminary expectations and are subject to various risks and uncertainties that could cause actual results to differ materially from currently anticipated results. These forward-looking statements do not constitute guarantees of future performance. Risks and uncertainties with respect to our clinical trials include but are not limited to the successful opening and the continued participation of clinical sites and their ongoing adherence to protocols, assumptions regarding enrollment rates, timing and availability of subjects meeting inclusion and exclusion criteria, changes to protocols or regulatory requirements, the ability to comply with and meet applicable laws and regulations, unexpected adverse events or safety issues and the sufficiency of funding. These and other risks regarding our financial position and research and development programs are contained in our Registration Statement on Form S-1 which was declared effective on April 16, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and our other filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date hereof. Vital Therapies, Inc. disclaims any obligation to update any forward-looking statements except as may be required by law.

Vital Therapies, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30,	December 31,
	2014	2013

Cash and cash equivalents	$ 90,840	$ 38,186
Other current assets	2,649	5,669
Property and equipment, net	3,264	2,467
Other assets	263	263
Total assets	$ 97,016	$ 46,585

Accounts payable and other accrued liabilities	$ 7,561	$ 4,846
Future purchase rights liabilities	--	2,600
Long-term liabilities	292	321
Convertible preferred stock	--	83,475
Stockholders' equity (deficit)	89,163	(44,657)
Total liabilities and stockholders' equity (deficit)	$ 97,016	$ 46,585

Vital Therapies, Inc.
Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$ 9,125	$ 4,538	$ 18,345	$ 7,970
General and administrative	2,513	2,525	5,170	4,019
Total operating expenses	11,638	7,063	23,515	11,989
Loss from operations	(11,638)	(7,063)	(23,515)	(11,989)
Revaluation of future purchase rights liabilities and other income (expense), net	1,471	919	2,600	(3,513)
Net loss	(10,167)	(6,144)	(20,915)	(15,502)
Accretion to redemption value and deemed dividend on preferred stock	(6,084)	(1,123)	(9,154)	(2,096)
Net loss attributable to common stockholders	$ (16,251)	$ (7,267)	$ (30,069)	$ (17,598)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.91)	$ (14.33)	$ (3.24)	$ (36.12)
Weighted-average common shares outstanding, basic and diluted	17,888,171	507,055	9,273,672	487,221
CONTACT: Terry Winters
         Co-Chairman & Chief Executive Officer
         Duane Nash
         Chief Business Officer
         Vital Therapies, Inc.
         858-673-6840